                                     [LOGO]
                                 COMMUNICATIONS
                                  CORPORATION

WILLIAM F. REILLY                                                                              745 FIFTH AVENUE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER                                                          NEW YORK, NY 10151

                                                                  March 28, 1997

DEAR STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of K-III Communications Corporation. The meeting will be held at 10:00 a.m. on Thursday, May 15, 1997, at the Inter-Continental Hotel, 111 East 48th St., New York, New York 10017.

Information regarding the business to be conducted at the meeting is set forth in the following formal Notice of Annual Meeting and Proxy Statement. You will be asked to vote upon the election of eight directors and the appointment of the auditors. Stockholders will also have an opportunity to ask questions about the items under consideration as well as other matters relating to the Company's business.

I cannot stress too strongly that your vote, no matter the number of shares you own, is important. Therefore, after you read the Notice of Annual Meeting and Proxy Statement, please complete and return promptly the enclosed form of proxy to ensure that your shares will be represented.

A return envelope is enclosed for your convenience. You may revoke your proxy at any time before it is exercised at the meeting. Accordingly, you should sign and return your proxy even if you plan to attend the meeting.

I look forward to receiving your proxy and meeting you on May 15.

                                        Sincerely,

                                                    [LOGO]

                        K-III COMMUNICATIONS CORPORATION
                                745 Fifth Avenue
                            New York, New York 10151

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD THURSDAY, MAY 15, 1997

To the Stockholders of
K-III COMMUNICATIONS CORPORATION:

The annual meeting of stockholders of K-III Communications Corporation will be held on Thursday, May 15, 1997, at the Inter-Continental Hotel, 111 East 48th Street, New York, New York 10017, at 10:00 a.m. to:

    (1) Elect eight directors;

    (2) Act upon the selection of auditors for the fiscal year ending December 31, 1997;

    (3) Transact such other business as may properly come before the meeting.

Only holders of record of Common Stock, $.01 par value, at the close of business on March 17, 1997, will be entitled to vote at the meeting.

                                          Beverly C. Chell
                                          VICE CHAIRMAN AND SECRETARY

March 28, 1997

                                PROXY STATEMENT

SOLICITATION OF PROXIES

This proxy statement is furnished by the Board of Directors (the "Board") of K-III Communications Corporation (the "Company" or "K-III" and, where appropriate, together with its subsidiaries), in connection with its solicitation of proxies for use at the annual meeting of stockholders to be held on Thursday, May 15, 1997, at 10:00 a.m., at the Inter-Continental Hotel, 111 East 48th Street, New York, New York 10017, and at any and all adjournments thereof. Mailing of the proxy statement will commence on or about March 28, 1997. Holders of record of Common Stock, $.01 par value (the "Common Stock"), at the close of business on March 17, 1997, will be entitled to one vote for each share held on all matters to come before the meeting. On March 17, 1997, there were outstanding 129,150,691 shares of Common Stock.

A proxy on the enclosed form may be revoked at any time before it has been exercised. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board.

VOTING AT THE MEETING

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

The election of each nominee for director and the selection of the auditors requires a majority of the votes cast. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes cast.

Stockholders' proxies are received by the Company's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will provide aggregate figures rather than names of stockholders. The independent inspectors will notify the Company if a stockholder has failed to vote so that he or she may be reminded and requested to do so.
                            ------------------------

                             ELECTION OF DIRECTORS

GENERAL INFORMATION

The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them each month as well as by operating and financial reports made at Board and committee meetings by the Chairman of the Board and other officers.

Regular meetings of the Board are held each calendar quarter. The organizational meeting will follow immediately after the annual meeting of stockholders. The
Board held three meetings in 1996 and acted       times by unanimous written
consent.

                            ------------------------

COMMITTEES OF THE BOARD

Various committees of the Board have been established to assist it in the discharge of its responsibilities. Those committees are described below. The biographical information on the nominees for director set forth in this proxy statement includes committee memberships currently held by each nominee.

The AUDIT COMMITTEE meets with management, the Company's independent accountants and its internal auditors to consider the adequacy of the Company's internal controls and other financial reporting matters. The Audit Committee recommends to the Board the engagement of the Company's independent accountants, discusses with the independent accountants their audit procedures, including the proposed scope of the audit, the audit results and the accompanying management letters and, in connection with determining their independence, reviews the services performed by the independent accountants. The Committee met twice in 1996. On March 5, 1997, Professor Meyer Feldberg was elected sole member on the Audit Committee.

The COMPENSATION COMMITTEE is responsible for administering the Company's compensation programs and remuneration arrangements for its senior executives, including the chief executive officer. The Committee's Report on Executive Compensation appears elsewhere in this proxy statement. The Compensation Committee consists of three non-employee directors and met twice in 1996.

The EXECUTIVE COMMITTEE, consisting of four directors, has authority to act for the Board on most matters during intervals between Board meetings. This committee acted by unanimous written consent eleven times during 1996.

                            ------------------------

THE NOMINEES

It is proposed that eight directors be elected to hold office until the next annual meeting of stockholders and until their successors have been elected. Unless otherwise marked, a proxy will be voted for such persons. Each of the nominees was elected at the last Annual Meeting as a director except for Professor Meyer Feldberg who was elected to the Board on January 15, 1997 following the increase in the number of directors constituting the Board to eight members. All other nominees attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served during 1996, except Mr. Roberts.

Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the By-Laws to reduce the number of directors.

The Board of Directors recommends that you vote FOR the nominees described below.


WILLIAM F. REILLY                           Mr. Reilly is Chairman of the Board, Chief
Chairman of the Board, Chief Executive        Executive Officer and a Director of
Officer and Director                          K-III and has served in such capacities
Age: 58                                       since November of 1991. Mr. Reilly is
                                              also a director of FMC Corporation. Mr.
                                              Reilly is Chairman of the Executive
                                              Committee.

BEVERLY C. CHELL                            Ms. Chell became Vice Chairman, General
Vice Chairman, General Counsel, Secretary     Counsel and Secretary of K-III in
and Director                                  November 1991 and a Director in March
Age: 54                                       1992.

MEYER FELDBERG                              Professor Feldberg is Professor and Dean
Director                                      of the Columbia University Graduate
Age: 55                                       School of Business and has been since
                                              1989. He joined the Board in January
                                              1997. He is also a director of Federated
                                              Department Stores, Inc. and Revlon, Inc.
                                              He is the sole member of the Audit
                                              Committee.

PERRY GOLKIN                                Mr. Golkin became a Director of K-III in
Director                                      November 1991. He is a General Partner
Age: 43                                       of KKR Associates and was a General
                                              Partner of KKR from January 1, 1995
                                              until January 1, 1996 when he became a
                                              member of the limited liability company
                                              which serves as the general partner of
                                              KKR. Prior to 1995, Mr. Golkin was an
                                              executive at KKR. Mr. Golkin is a member
                                              of the Compensation and Executive
                                              Committees.

HENRY R. KRAVIS                             Mr. Kravis became a Director of K-III in
Director                                      November 1991. He is a Founding Partner
Age: 53                                       of Kohlberg Kravis Roberts & Co. ("KKR")
                                              and KKR Associates. Effective January 1,
                                              1996, he became a managing member of the
                                              Executive Committee of the limited
                                              liability company which serves as the
                                              general partner of KKR. He is also a
                                              director of AutoZone, Inc., Borden Inc.,
                                              Bruno's Inc., Evenflo & Spalding
                                              Holdings Corporation, Flagstar Companies
                                              Inc., Flagstar Corporation, The Gillette
                                              Company, IDEX Corporation, KinderCare
                                              Learning Centers, Inc. Merit Behavioral
                                              Care Corporation, Newquest Capital Plc,
                                              Owens-Illinois Group, Inc.,
                                              Owens-Illinois, Inc., Safeway Inc.,
                                              Sotheby's Holdings, Inc., Union Texas
                                              Petroleum Holdings, Inc. and World Color
                                              Press, Inc. Mr. Kravis is Chairman of
                                              the Compensation Committee and serves on
                                              the Executive Committee.

CHARLES G. MCCURDY                          Mr. McCurdy became President and a
President and Director                        Director of K-III in November 1991 and
Age: 41                                       was also Treasurer from 1991 to August
                                              1993.

GEORGE R. ROBERTS                           Mr. Roberts became a Director of K-III in
Director                                      March 1992. He is a Founding Partner of
Age: 53                                       KKR and KKR Associates. Effective
                                              January 1, 1996, he became a managing
                                              member of the Executive Committee of the
                                              limited liability company which serves
                                              as the general partner of KKR. He is
                                              also a director of AutoZone, Inc.,
                                              Borden Inc., Bruno's, Inc., Evenflo &
                                              Spalding Holdings Corporation, Flagstar
                                              Companies Inc., Flagstar Corporation,
                                              IDEX Corporation, KinderCare Learning
                                              Centers, Inc. Merit Behavioral Care
                                              Corporation, Newquest Capital Plc,
                                              Owens-Illinois Group, Inc.,
                                              Owens-Illinois, Inc., Safeway, Inc.,
                                              Union Texas Petroleum Holdings, Inc. and
                                              World Color Press, Inc.

MICHAEL T. TOKARZ                           Mr. Tokarz became a Director of K-III in
Director                                      November 1991. He is a General Partner
Age: 47                                       of KKR Associates and was a General
                                              Partner of KKR from January 1, 1993
                                              until January 1, 1996 when he became a
                                              member of the limited liability company
                                              which serves as the general partner of
                                              KKR. Prior to 1993, Mr. Tokarz was an
                                              executive at KKR. He is also a director
                                              of Evenflo & Spalding Holdings
                                              Corporation, Flagstar Companies Inc.,
                                              Flagstar Corporation, IDEX Corporation
                                              and Safeway, Inc. Mr. Tokarz is a member
                                              of the Compensation and Executive
                                              Committees.

Messrs. Kravis and Roberts are first cousins.

COMPENSATION OF DIRECTORS

Directors who are full-time employees of the Company receive no additional compensation for services as a director. In 1996, non-employee directors received an annual all inclusive fee of $45,000 for all services on the Board and all committees.

A non-employee director may elect to defer all or part of the fee. Deferred amounts are "credited" to an unfunded cash account or Common Stock equivalent account, as selected by the director. Interest, at K-III's average borrowing rate, is credited quarterly for bookkeeping purposes to a director's cash account. Subject to certain restrictions, a director is permitted to take distributions in cash from a cash account or in shares of Common Stock or cash equivalent to the then value of credited shares, at the Company's option, in whole or in part, from his account following retirement or termination of service. Messrs. Golkin and Roberts have each elected to defer his fee in Common Stock equivalents.

On March 5, 1997, the Compensation Committee granted Professor Feldberg ten-year non-qualified stock options to purchase 25,000 shares of the Company's Common Stock under the Company's stock option plan, with an exercise price of $13 per share, the fair market value on the date of grant.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
TO OUR STOCKHOLDERS:

The Compensation Committee is responsible for administering total compensation programs that are designed to:

   - Match the Company's compensation plans to its business strategies, as well as the external business environment;

   - Emphasize the relationship between pay and performance by placing a significant portion of compensation at risk and subject to the achievement of financial goals and objectives;

   - Maximize profitability through growth and cost efficiency, balancing appropriately the short-term and long-term goals of the Company;

   - Align the interests of executives with those of stockholders through the use of equity-based incentive awards to link a significant portion of compensation to stockholder value; and

   - Target executive compensation at a level sufficient to insure K-III's ability to attract and retain superior executives.

The following factors affected the actions of the Committee in 1996:

   - The successful implementation of the Company's growth strategy: to have double digit annual growth fueled equally by organic growth and product line extension acquisitions.

   - The overall financial performance of the Company, as measured by the Company's growth in EBITDA (earnings before interest, taxes, depreciation and amortization) and "free cash flow" which is EBITDA after the effect of changes in working capital and after deductions for capital expenditures.

The Committee believes that the actions undertaken in 1996 with respect to the Company's compensation program, as discussed below, met its objectives.

The Committee believes that compensation for executive officers should be linked to performance. To achieve correlation between executive compensation and performance, more than half of the compensation awarded to the executive officer group for 1996 was at-risk incentive compensation directly related to the performance of the Company and its business units. This includes annual cash bonuses, stock options and long-term incentive plan awards.

BASE SALARY. Base salary, is based on a qualitative evaluation of a variety of factors, including level of responsibility and individual performance. It is the policy of the Committee to review base salary of its most senior executives no more frequently than every 14 to 20 months. During 1996, none of the executive officers consisting of the named executives plus other group vice presidents received salary increases other than Messrs. McQuillen and Farnsworth. Those increases were made in connection with their respective assumption of additional duties.

ANNUAL INCENTIVES. Annual cash bonuses principally contingent on meeting performance-targets, are provided to senior executives and middle-managers. For 1996, 588 senior executives and middle managers participated in the Company's various executive incentive plans. In November 1995, effective for 1996, the Committee modified its Executive Incentive Compensation Plan (The "Executive Incentive Plan"), as described in footnote (1) to the Executive Compensation Table, to reduce the executive compensation that may be subject to the deductibility limits of Section 162(m) of the Internal Revenue Code ("IRC") for certain senior executives of K-III including those named in the Summary Compensation Table. Therefore, for 1996, the most senior executives participated in two executive incentive plans, which together provide the same level of incentive compensation provided during 1995 under the one plan.

LONG-TERM PERFORMANCE AWARDS. A new three-year long-term performance cycle began January 1, 1996 for the three most senior executives. The awards for the covered officers are based on a formula tied to the achievement of cumulative cash flow targets during each three year performance cycle.

The Company's 1992 Amended and Restated Stock Option Plan (the "Stock Option Plan") provides that stock options, restricted stock and performance awards may be granted to key executives who contribute to the growth and profitability of the Company. Only stock options are outstanding under the Plan.

The Committee periodically evaluates its stock option award guidelines. In 1996, the Committee granted options to 231 executives based on the desire to strengthen their focus on long-term stock-based compensation. The executives to whom options were to be granted in 1996 were determined based on individual performance, future needs of the Company and role within the Company. The size of actual stock option awards was based on a model by job and was adjusted upward or downward based on a subjective evaluation of individual contribution and potential. In order to receive an initial grant, the executive must purchase and hold shares of Common Stock equal to at least 25% of the number of options granted.

COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. Mr. Reilly's salary was not increased in 1996. His last increase was November 1995, and is consistent with the Company's policy to review the base salary of the most senior management no more frequently than every 14 to 20 months.

Mr. Reilly's target bonus under the Senior Executive Non-Discretionary Plan was 60% of his base salary, of which one-half related to the attainment by K-III of EBITDA and one-half to attainment of free cash flow goals. His target bonus under the Senior Executive Performance Plan was 40% of his base salary and the amount awarded is at the discretion of the Committee. In exercising such discretion, the Committee may award a discretionary bonus equal to 150% of the target bonus. For 1996, the Committee determined that the Company's outstanding overall performance under Mr. Reilly's leadership including increasing shareholder value and successful implementation of the Company's growth strategy merited awarding the maximum discretionary bonus.

At the same time that stock options were granted to other executives and key employees, the Committee granted to Mr. Reilly ten-year, nonqualified stock options to purchase 150,000 shares of K-III Common Stock, with an exercise price equal to the fair market value on the date of grant. The factors considered in determining the size of Mr. Reilly's award were the stock option guidelines established for all participants and Mr. Reilly's performance and contribution to the Company. Such grant represented 7.6% of all stock options granted in 1996.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY AND OTHER MATTERS. Section 162(m) of the IRC generally limits to $1,000,000 the annual tax deductible compensation paid to a covered officer. However, the limitation does not apply to performance-based compensation, provided certain conditions are satisfied.

The Company's policy is generally to preserve the federal income tax deductibility of compensation paid. Accordingly, the Company has taken, to the extent it believes feasible, appropriate actions to preserve the deductibility of annual incentive, long-term performance, and stock option awards. However, notwithstanding the Company's general policy, the Committee retains the authority to authorize payments that may not be deductible if it believes that is in the best interests of the Company and its stockholders. The Committee believes that retaining the discretion to grant or withhold a portion of Mr. Reilly's compensation is an important aspect of increasing shareholder value. Hence, $244,389 of Mr. Reilly's compensation under the Senior Executive Performance Plan may be non-deductible. As, the Company is not currently a taxpayer for federal income tax purposes, the loss of deductibility does not have a current effect on the Company.

                                          COMPENSATION COMMITTEE
                                          Henry R. Kravis, Chairman
                                          Perry Golkin
                                          Michael T. Tokarz

                               PERFORMANCE GRAPH
                     COMPARISION OF CUMULATIVE TOTAL RETURN
         FOR THE PERIOD FROM NOVEMBER 1, 1995 THROUGH DECEMBER 31, 1996

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 KCC      S&P 500     PEER GROUP
11/1/1995     $  100.00  $   100.00  $     100.00
12/31/1995       121.25      105.89        107.01
12/31/1996       107.50      129.20        111.54

         FOR THE PERIOD FROM NOVEMBER 1, 1995 THROUGH FEBRUARY 28, 1997

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               KCC      S&P 500     PEER GROUP
11/1/95     $  100.00  $   100.00  $     100.00
12/31/95       121.25      105.89        107.01
12/31/96       107.50      129.20        111.54
2/28/97        127.50      139.04        112.30

The two graphs above assume a $100 investment on November 1, 1995, the date of K-III's initial public offering, and reinvestment of all dividends, in the Company Common Stock, the S&P 500 Index, and a composite peer group of the following education, information and specialty media companies: Harcourt General Inc., Houghton-Mifflin Co., John Wiley & Sons, Meredith Corp. McGraw-Hill Companies, Reader's Digest Association Inc. and Scholastic Corp. Dun & Bradstreet, Inc. ("D&B") was in the peer group in last year's proxy statement but as D&B has been broken up into three separate entities, they have been excluded from the peer group for all purposes.

EXECUTIVE COMPENSATION

The following table shows, for the fiscal years ending December 31, 1994, 1995 and 1996, the compensation paid by the Company to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company in 1996 in all capacities in which they served:

                                                                          LONG-TERM COMPENSATION
                                                                       ----------------------------
                                                                                          PAYOUTS
                                               ANNUAL COMPENSATION         AWARDS       -----------
       NAME AND PRINCIPAL                    ------------------------  ---------------   LONG-TERM       ALL OTHER
            POSITION                YEAR       SALARY      BONUS(1)     STOCK OPTIONS     PLAN(2)     COMPENSATION(3)
--------------------------------  ---------  -----------  -----------  ---------------  -----------  ------------------
William F. Reilly...............       1996  $   914,992  $   743,499         150,000    $ 205,875       $   49,724
  Chairman and Chief Executive         1995      852,409      604,805         275,000      205,875           45,657
  Officer                              1994      833,698      502,440         188,000      189,000           44,440
Charles G. McCurdy..............       1996      574,990      389,352         100,000       96,600           37,374
  President                            1995      512,407      452,972         190,000       96,600           33,306
                                       1994      496,061      374,132          40,000       84,000           32,241
Beverly C. Chell................       1996      539,994      365,655          50,000       90,720           35,100
  Vice Chairman, General Counsel       1995      506,619      253,305          85,000       90,720           32,930
  and Secretary                        1994      496,061      349,132          40,000       84,000           32,241
Harry A. McQuillen..............       1996      625,014      523,927         100,000       --               40,626
  Executive Vice President             1995      555,774      440,557         205,000       --               36,067
                                       1994      508,661      385,893          38,000       --               31,384
Jack Farnsworth.................       1996      527,890      398,438          80,000       --               34,313
  Vice President                       1995      474,235      307,038         135,000       --               30,825
                                       1994      459,041      199,212          38,000       --               29,837

------------------------

 (1) During the calendar years ended December 31, 1994 and 1995, all executive officers participated in the Company's Executive Incentive Compensation Plan (the "Executive Incentive Plan"). Under this plan, cash awards are contingent and are based on three factors: (i) an "Earnings Performance Measure," payable if and to the extent that the earnings performance goals set for the calendar year are met, (ii) a "Cash Flow Measure" payable if and to the extent that cash flow goals set for the calendar year are met and
    (iii) a "Discretionary Performance Measure," based on the executive's individual performance during the calendar year in question as evaluated by the committee overseeing the Executive Incentive Plan. Commencing in 1996, the Company established the K-III Short Term Senior Executive Non-Discretionary Plan and the K-III Short Term Senior Executive Performance Plan, which substitutes for the Executive Incentive Plan for the above named executive officers and certain other executive officers. The Executive Incentive Plan had two components, the formula portion and the discretionary portion. In order to comply with Section 162(m) of the IRC, that Plan was split into two plans, one based on a formula and the other discretionary, which in the aggregate provide for the same formula and discretionary bonuses as the Executive Incentive Plan did in the aggregate.

 (2) Payments are contingent based on the attainment of cash flow targets pursuant to the Free Cash Flow Long-Term Plan.

 (3) Represents contributions made by the Company for the benefit of the executives to the K-III Thrift and Retirement Plan, a defined contribution plan covering more than half of the Company's employees and the K-III Restoration Plan, a deferred unfunded program restoring to employees the amount of the Company contribution to the K-III Thrift and Retirement Plan or K-III Pension Plan which the Company was not permitted to contribute because of the limit on contributions to qualified plans under the IRC. For the fiscal year ended December 31, 1996, the Company made contributions on behalf of Messrs. Reilly and McCurdy, Ms. Chell, and Messrs. McQuillen and Farnsworth to the K-III

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

    Thrift and Retirement Plan in the amounts of $0, $9,750, $9,750, $9,750 and $9,750, respectively, and to the K-III Restoration Plan in the amounts of $49,724, $27,624, $25,350, $30,876 and $24,563, respectively.

OPTION GRANTS IN LAST FISCAL YEAR END

The following table provides information regarding Options granted to the officers named in the preceding table during 1996. The value assigned to each reported Option was computed by an independent consultant using the Black-Scholes option pricing model assuming a twelve-month volatility of 20.0%, a risk-free rate of return of 6.53%, a dividend yield of zero and an exercise date ten years after the options were granted. In assessing these values it should be kept in mind that no matter what the theoretical value is placed on a stock option on the date of grant, its ultimate value will be dependent on the value of the Common Stock at a future date.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                % OF                                    THEORETICAL
                                                TOTAL                                  DOLLAR VALUE
                                  OPTIONS      OPTIONS     EXERCISE                       OF THE
                                  GRANTED      GRANTED       PRICE                      OPTIONS AT
             NAME                   (#)        IN 1996      ($/SH)    EXPIRATION DATE  DATE OF GRANT
-------------------------------  ---------  -------------  ---------  ---------------  -------------
William F. Reilly..............    150,000          7.6%      11.125       10/7/2006    $   858,000
Charles G. McCurdy.............    100,000          5.1       11.125       10/7/2006        572,000
Beverly C. Chell...............     50,000          2.5       11.125       10/7/2006        286,000
Harry A. McQuillen.............    100,000          5.1       11.125       10/7/2006        572,000
Jack L. Farnsworth.............     80,000          4.0       11.125       10/7/2006        457,600

The Options are exercisable at the rate of 20% per year over a five-year period, expire no later than ten years from the date of grant and subject to cancellation upon termination of the optionee's employment under certain circumstances.

AGGREGATE FISCAL YEAR-END OPTION TABLE

The following table shows the number of shares and value of Common Stock represented by outstanding Options held by each of the named officers as of December 31, 1996.

                                                                                            VALUE OF
                                                                                      IN-THE-MONEY OPTIONS
                                                        NUMBER OF OPTIONS          AT FISCAL YEAR-END 1996(1)
                                                  -----------------------------  -------------------------------
                      NAME                        EXERCISABLE   NONEXERCISABLE    EXERCISABLE    NONEXERCISABLE
------------------------------------------------  ------------  ---------------  --------------  ---------------
William F. Reilly...............................    2,920,360         457,800    $   16,326,471    $   790,200
Charles G. McCurdy..............................    1,883,798         258,000        10,615,839        397,000
Beverly C. Chell................................    1,587,484         130,000         8,993,033        201,250
Harry A. McQuillen..............................      249,200         273,800         1,153,300        452,450
Jack L. Farnsworth..............................      183,200         234,800           845,800        488,700

------------------------

(1) Calculated based on the difference between the December 31, 1996 closing market price of the Common Stock and the exercise price with respect to such Options.

LONG-TERM INCENTIVE PLAN AWARDS

The table below represents potential payouts of cash-denominated awards pursuant to the Free Cash Flow Long-Term Plan to be made in 1998 and annually thereafter to the named executives which are tied to free cash flow targets for the respective performance cycle. No payments are made unless 100% of target is achieved for each performance cycle and the target award is the maximum which can be paid. Awards, if earned, will be paid in cash at the end of the respective performance cycle.

                                                            TARGET AWARD
                                                     FOR THREE YEAR PERFORMANCE
                                                        CYCLE ENDING IN 1997
    NAME                                       (ASSUMING NO SALARY INCREASES IN 1997)
---------------------------------------------  --------------------------------------
William F. Reilly............................               $    205,875
Charles G. McCurdy...........................                     96,600
Beverly C. Chell.............................                     90,720

The annual target award for each completed performance cycle after 1997 for Messrs. Reilly and McCurdy and Ms. Chell, respectively, (as well as the percentage of any increase in salary in 1997) is 22.5%, 16.8% and 16.8% of their annual rate of salary in effect for the last calendar year in the performance cycle.

PENSION PLAN TABLE

The K-III Pension Plan ("Pension Plan") is a noncontributory defined benefit pension plan covering most employees of the consumer magazines and DAILY RACING FORM. The Pension Plan is funded by means of contributions by the Company to the Pension Plan trust. No named executive officers are covered by the Pension Plan.

The annual normal retirement benefit payable under the Pension Plan is equal to 1.0% of five-year final average pay times years of benefit service, plus 0.6% of five-year final average pay in excess of "Covered Compensation" times years of benefit service not to exceed 35 years. The benefit levels in the table assume retirement at age 65, the years of service shown, continued existence of the current plan without substantial change and payment in the form of a single life annuity.

Compensation utilized for pension formula purposes includes compensation received or accrued during each calendar year from the Company that is required to be reported as wages on the participant's Form W-2 for income tax purposes, including any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of such participant under Sections 125, 402(a)(8) or 402(h) of the Code, but excluding bonuses, taxable fringe benefits, severance pay and any compensation paid in a form other than cash. The maximum compensation in any calendar year which may be taken into account for any purpose under the Plan is $150,000 (indexed under Section 401(a)(17) of the Code). "Covered Compensation" is the 35-year average of the Social Security Wage Base for the 35-year period ending with the year an employee reaches his or her

Social Security Retirement Age. Based on the current compensation limit and "Covered Compensation", the following table sets forth the annual pension benefit payable under the Pension Plan at various pay and service levels:

  FIVE-YEAR             YEARS OF SERVICE
    FINAL       ---------------------------------
 AVERAGE PAY       10         20          30
--------------  ---------  ---------  -----------
 $    400,000   $  22,345  $  44,691  $    67,036
      600,000      22,345     44,691       67,036
      800,000      22,345     44,691       67,036
    1,000,000      22,345     44,691       67,036
    1,200,000      22,345     44,691       67,036
    1,400,000      22,345     44,691       67,036
    1,600,000      22,345     44,691       67,036
    1,800,000      22,345     44,691       67,036

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Kravis, Tokarz and Golkin, none of whom has ever been an officer or employee of the Company. Messrs. Kravis, Tokarz and Golkin are general partners of KKR Associates, the sole general partner of the partnerships, which own as of December 31, 1996, approximately 70% of the outstanding Common Stock (on a fully diluted basis). As general partners of KKR Associates, Messrs. Kravis, Tokarz and Golkin may be deemed to share beneficial ownership of the Common Stock beneficially owned by KKR Associates; however, they disclaim such beneficial ownership. See "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management."

From time to time, KKR, which is an affiliate of KKR Associates, may receive customary investment banking fees for services rendered to the Company in connection with divestitures, acquisitions and certain other transactions. In addition, KKR renders management, consulting, acquisition and financial services to the Company for an annual fee of $1 million payable quarterly in arrears. The Company believes that this fee is no less favorable than that which could be obtained for comparable services from unaffiliated third parties. Partners of KKR who also serve as directors of the Company do not receive additional compensation for service in such capacity, other than customary director's fees.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. McQuillen was granted a loan of $76,000 accruing interest at the annual rate of 7 1/2% to assist in his purchase of K-III Common Stock required as a condition to the grant of Stock Options . This loan, including accrued interest, is repayable on the earlier of the tenth anniversary of the loan, the date any shares of Common Stock are sold by Mr. McQuillen or upon termination of his employment. At December 31, 1996, the outstanding loan balance was $91,514.50. This loan is secured by Common Stock and is full recourse.

In December 1996, Messrs. McQuillen and Farnsworth entered into employment agreements with the Company which expire on December 31, 1999. The agreements, provide as to Messrs. McQuillen and Farnsworth for salaries of $675,000 and $550,000, respectively, and continued participation in the bonus and other executive compensation plans described above. In the event of a change of control of K-III, the definition of which is the same as in the Company's main credit agreement, the term of each agreement is extended for a term of three years from the date of such change of control and all unvested stock options vest. If either executive is terminated without cause or terminates for good reason, the Company is obligated to pay the amounts which would have been paid through the full term, as such term may have been extended by reason of a change in control. The agreements provide for a tax gross-up payment if following a change of control and termination without cause or for good reason, any excise taxes are payable on salary, bonus or fringe benefit plan payments.

On March 5, 1997, Pedro Mata, a Vice President of the Company since January, 1996 ceased holding that position and is no longer employed by the Company. Pursuant to his agreement with the Company, Mr. Mata will receive severance payments totalling approximately $1 million payable over a two year period.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 17, 1997 by (i) each beneficial owner of more that five percent of the Company's outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the Company's five executive officers named in the table under "Management--Executive Compensation" and (iv) all directors and executive officers of the Company as a group.

                                                                                   NUMBER OF
                                                                              SHARES BENEFICIALLY
     NAME                                                                         OWNED(1)(2)       PERCENTAGE
----------------------------------------------------------------------------  -------------------  -------------
KKR Associates (3)
  9 West 57th Street
  New York, New York 10019..................................................        106,886,265           82.8%
William F. Reilly (2)(4) ...................................................          4,536,653            3.4
Charles G. McCurdy (2)(5)...................................................          2,328,612            1.8
Beverly C. Chell(2).........................................................          2,014,357            1.5
Harry A. McQuillen(2).......................................................            345,300             *
Jack L. Farnsworth(2).......................................................            303,300             *
Henry R. Kravis (3).........................................................               --               --
Meyer Feldberg..............................................................              6,250             *
Perry Golkin (3)............................................................              3,000             *
George R. Roberts (3).......................................................               --               --
Michael T. Tokarz (3).......................................................              5,000             *
All directors and executive officers as a group (14 persons)................          9,909,392            7.3

--------------------------

(1) For purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

(2) Of the shares shown as owned, 2,987,960, 1,911,798, 1,600,484, 272,800 and
    229,800 shares, respectively, for Messrs. Reilly and McCurdy, Ms. Chell and Messrs. McQuillen and Farnsworth are in fact represented by Options which were either exercisable on March 17, 1997 or become exercisable within 60 days thereafter.

(3) Shares of Common Stock shown as owned by KKR Associates are owned of record by MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P. and KKR Partners II, L.P., of which KKR Associates is the sole general partner and as to which it possessed sole voting and investment power. Messrs. Kravis, Roberts, Tokarz and Golkin (directors of K-III) and Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Edward A. Gilhuly, Clifton S. Robbins and Scott M. Stuart, as the general partners of KKR Associates, may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates. Such persons disclaim beneficial ownership of such shares.

(4) Disclaims beneficial ownership of 200,000 of such shares.

(5) Disclaims beneficial ownership of 160,000 of such shares.

 * Less than one percent.

                             SELECTION OF AUDITORS

The Audit Committee has recommended to the Board that Deloitte & Touche, L.L.P., which firm has been the independent accountants of the Company since the Company's inception in 1991, (and its predecessors from 1989) be continued as auditors for the Company. The stockholders are being asked to approve the Board's decision to retain Deloitte & Touche, L.L.P. for the fiscal year ending December 31, 1997. A representative of Deloitte & Touche, L.L.P. will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to answer questions.

THE BOARD RECOMMENDS A VOTE FOR.

                                 OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote, except that stockholder proposals not included in this proxy statement may be presented. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., at an anticipated cost of, less than $5,000, plus reimbursement of out-of-pocket expenses.

Under the federal securities laws, the Company's directors, officers and ten percent shareholders are required to report to the Securities and Exchange Commission and the New York Stock Exchange, by specific dates, transactions and holdings in the Company's Common Stock. Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no annual corrective filings were required for those persons, the Company believes that during fiscal 1996 all these filing requirements were satisfied.

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including certified financial statements and all other required information, has been furnished to all persons who were shareholders of the Company on the record date for the Annual Meeting of Shareholders.

                              1998 ANNUAL MEETING

For a stockholder to bring matters before the 1998 Annual Meeting, notice must be received by the Company within the time limits described below. The notice must include a description of the proposed business, the reasons therefore and other specified matters. For a matter to be included in the Company's proxy statement and proxy for the 1998 Annual Meeting, notice must be received by the Company on or before January 1, 1998. In each case, the notice must be given to the Secretary of the Company, whose address is 745 Fifth Avenue, New York, New York, 10151. Any stockholder desiring a copy of the Company's By-Laws will be furnished one without charge upon written request to the Secretary.

                                          Beverly C. Chell
                                          VICE CHAIRMAN AND SECRETARY

March 28, 1997

K-III COMMUNICATIONS CORPORATION
                                                                     PROXY CARD
-------------------------------------------------------------------------------
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                     K-III COMMUNICATIONS CORPORATION
                   FOR THE ANNUAL MEETING ON MAY 15, 1997

     The undersigned appoints Ann M. Riposanu and Douglas B. Smith, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of K-III Communications Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 15, 1997, and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2.

                                         K-III COMMUNICATIONS CORPORATION
                                         P.O. BOX 11283
                                         NEW YORK, N.Y. 10203-0283



          (Continued, and to be signed and dated on reverse side.)

K-III COMMUNICATIONS CORPORATION
745 FIFTH AVENUE
NEW YORK, NEW YORK 10151

                                        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                                 TO BE HELD MAY 15, 1997

Dear Plan Participant:

The Annual Meeting of Shareholders of K-III Communications Corporation will be held at 10:00 a.m. on Thursday, May 15, 1997 at the Inter-Continental Hotel, 111 East 48th Street, New York, New York 10017, for the following purposes:

      1. To elect eight directors to the Board of Directors.
      2. To approve selection of independent public accountants.

Only holders of Common Stock of K-III Communications Corporation of record at the close of business on March 17, 1997 will be entitled to vote at the meeting or any adjournment thereof.

TO BE SURE THAT YOUR VOTE IS COUNTED, WE URGE YOU TO COMPLETE AND SIGN THE PROXY CARD BELOW, DETACH IT FROM THIS LETTER AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE SO THAT IT IS RECEIVED BY MAY 12, 1997. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

                                          BY ORDER OF THE BOARD OF DIRECTORS

March 27, 1997                            /s/ Beverly C. Chell

                                          Beverly C. Chell
                                          Vice Chairman and Secretary

                             DETACH PROXY CARD HERE
-------------------------------------------------------------------------------

   /     /

1. Election of Directors   FOR all nominees
                           listed below        / /

                           WITHHOLD AUTHORITY to vote
                           for all nominees listed below. / /

                           *EXCEPTIONS     / /
Nominees: William F. Reilly, Beverly C. Chell, Meyer Feldberg, Perry Golkin, Henry R. Kravis, Charles G. McCurdy, George R. Roberts, Michael T. Tokarz (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*EXCEPTIONS  _________________________________________________________________

2. To ratify and approve the selection by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997.

FOR   / /    AGAINST / /    ABSTAIN / /

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

CHANGE OF ADDRESS AND
OR COMMENTS MARK HERE    / /

The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.


Dated: ____________________________, 199

Signature _________________________________

Signature _________________________________


VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK.    / /

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)